Exhibit 21.1

Subsidiaries of the Company:

Name:	State or other Jurisdiction of Incorporation:
Broadridge (Suisse) S.A.	Switzerland
Broadridge Securities Processing Solutions, Inc.	Delaware
Broadridge Output Solutions, Inc.	Delaware
Broadridge (Canada) ULC	Canada
Broadridge Trading Trf. Corp.	Delaware
Broadridge Investor Communication Solutions, Inc.	Delaware
Broadridge Financial Solutions (Canada) Inc.	Canada
Broadridge Nederland III B.V.	Netherlands
Broadridge Software Limited	Canada
Broadridge Investor Communications Corporation	Canada
Broadridge Nederland II B.V.	Netherlands
Broadridge (Australia) Pty. Ltd.	Australia
ICJ Inc.(1)	Japan
Broadridge Financial Solutions International, Ltd.	United Kingdom
Broadridge (Deutschland) GmbH	Germany
Broadridge Nederland I B.V.	Netherlands
Broadridge Financial Solutions Ltd.	United Kingdom
Ridge Clearing & Outsourcing Solutions Limited	United Kingdom
Broadridge Asia Pacific Limited	Hong Kong
Broadridge Czech Republic s.r.o.	Czech Republic
Broadridge Financial Solutions (India) Private Limited	India
Investigo Corporation	Minnesota
Access Data Corp.	Delaware
BR NYC Solutions, Inc.	Delaware
Broadridge Corporate Issuer Solutions, Inc.	Pennsylvania
Broadridge City Networks (UK) Limited	United Kingdom
Matrix Financial Solutions, Inc.	Delaware
Paladyne Systems, Inc.	Delaware
Broadridge SPS, Inc.	Delaware
Broadridge REC, LLC	New York

(1)	Less than 100% owned.